Exhibit 21

SUBSIDIARIES OF

TOMMY HILFIGER CORPORATION

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Tommy Hilfiger U.S.A., Inc.	Delaware
Tommy Hilfiger Wholesale, Inc.	California
Tomcan Investments Inc.	Delaware
Tommy Hilfiger Canada Inc.	Canada
Tommy Hilfiger Canada Retail Inc.	Canada
Tommy Hilfiger Canada Sales Inc.	Canada
Tommy Hilfiger Retail, LLC	Delaware
TH Retail, LLC	Delaware
Tommy Hilfiger Retail (UK) Company	United Kingdom
Tommy Hilfiger Licensing, Inc.	Delaware
Tommy Hilfiger 485 Fifth, Inc.	Delaware
Tommy.com, Inc.	Delaware
Tommy Hilfiger E-Services, Inc.	Delaware
Tommy Hilfiger U.S.A. Guaranty LLC	Delaware
Karl Lagerfeld LLC	Delaware
Tommy Hilfiger (Eastern Hemisphere) Limited	British Virgin Islands
Tommy Hilfiger (India) Limited	British Virgin Islands
New Bauhinia Limited	British Virgin Islands
Tommy Hilfiger (HK) Limited	Hong Kong
Wellrose Limited	Hong Kong
THHK Womenswear Limited	Hong Kong
THHK Jeanswear Limited	Hong Kong
THHK Menswear Limited	Hong Kong
THHK Junior Sportswear Limited	Hong Kong
THHK Childrenswear Limited	Hong Kong
T.H. International N.V.	Netherlands Antilles
Tommy Hilfiger Europe B.V.	Netherlands
Asian & Western Classics B.V.	Netherlands
Lagerfeld Gallery S.A.R.L.	France
TH UK Ltd	United Kingdom
TH Deutschland GmbH	Germany
Tommy Stores Ltd	United Kingdom
TH Italia SRL	Italy
TH Belgium NV	Belgium
TH France SAS	France
Hilfiger Stores BV	Netherlands
Hilfiger Stores Gesmbh	Austria
Hilfiger Stores SAS	France
Hilfiger Stores GmbH	Germany
Hilfiger Stores Ltd	United Kingdom
Hilfiger Stores SL	Spain
Hilfiger Stores SP Z.00	Poland
Hilfiger Stores AG	Switzerland

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Hilfiger Stores SRO	Czech Republic
TH Denmark AS	Denmark
Hilfiger Holdings GmbH	Germany
TH Sweden AB	Sweden